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Exhibit 99.1

ASSURANCEAMERICA CORPORATION REPORTS 466% OCTOBER '05 PROFIT INCREASE OVER OCTOBER '04

ATLANTA, GEORGIA --- December 9, 2005

Atlanta based ASSURANCEAMERICA CORPORATION (OTC BB: ASAM.OB), today announced its financial results for October 2005 and the ten months ended October 31, 2005.

Revenues for October '05 increased 79% to $3.6 million, compared to $2.0 million for October '04. Pretax earnings and net income (which were the same) increased 466% for October of 2005 to $197,000, compared to a loss of $54,000 in October of 2004.

Revenues for the ten months of 2005 increased 48% to $29.5 million, compared with $20.0 million for the same period of 2004. The Company increased pretax earnings and net income 1,263% for the first ten months of 2005 to $2.0 million, compared with a loss of $175,000, in the same period last year.

Total controlled premium (a non-GAAP financial measure), which includes gross written premium in the Carrier/MGA's underwriting operations plus premiums for policies sold in the retail Agency subsidiary, increased 64% from October of 2004 to $9.7 million for October of 2005. Total controlled premium increased 41% to $91.6 million for the ten months of 2005 from the comparable 2004 period. Total controlled premium is used as the primary measure of the underlying growth of the Company's revenue streams from period to period.

In announcing October results, Lawrence (Bud) Stumbaugh, President and CEO of AssuranceAmerica Corporation said, "We believe in steadfast and on-going growth of our top and bottom lines, not just the thrill of one or two peak months. Thus, our tenth straight month of record numbers is especially gratifying. However, we view ten months as only a beginning, and understand our commitment must be to consistency and steady progress in future months as well."

AssuranceAmerica focuses on the specialty automobile insurance marketplace, primarily in Florida, Georgia, Alabama and South Carolina. Its principal operating subsidiaries are TrustWay Insurance Agencies ("Agency"), which sells personal automobile insurance policies through its 32 retail agencies, AssuranceAmerica Managing General Agency ("MGA"), and AssuranceAmerica Insurance Company ("Carrier").

This press release includes statements that may constitute "forward-looking" statements. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements, as discussed in the Company's filings with the U.S. Securities Exchange Commission (SEC).


Contact:
AssuranceAmerica Corporation
Atlanta, Georgia
Renee A. Pinczes
770-952-0200 Ext. 105
770-984-0173 - Fax
RPinczes@aainsco.com